SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2006

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 8.01. Other Events.

On June 1, 2006, LCNB Corp. issued a press release announcing the acquisition by its wholly-owned subsidiary, Dakin Insurance Agency, Inc., of substantially all the assets of Altemeier Oliver & Company Agency, Inc., an independent insurance agency located in Blue Ash, Ohio.  A copy of the press release (Exhibit 99.1) is attached and is furnished under this Item 8.01.

Item 9.01   Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.

Description

99.1

Press release dated June 1, 2006

Exhibit 99.1

June 1, 2006

For more information contact:

David Beckett, President

Dakin Insurance Agency, Inc.

(513) 932-4010

TO ALL MEDIA:

FOR IMMEDIATE RELEASE

Lebanon, Ohio: LCNB Corp. (OTCBB: LCNB)

LCNB Corp. announced its subsidiary, Dakin Insurance Agency, Inc., has acquired substantially all of the assets of the Altemeier Oliver and Company Agency, Inc. (AOC). AOC is an independent insurance agency located in Blue Ash, Ohio.

The addition of AOC to Dakin will result in a 22% growth in written premiums and position Dakin as the largest independent insurance agency in Warren County and one of the fastest growing in Southwestern Ohio.

Following this acquisition, Dakin will have contracts with many of the most respected insurance carriers in the mid-west – such as, Cincinnati Insurance, Westfield, Indiana, Grange, Progressive, Allied and State Auto.

Altemeier Oliver and Company has served the insurance needs of their customers in this northern Cincinnati suburb since 1992. James Oliver, President of AOC states, “We feel that by joining a larger established agency like Dakin, our customers will benefit by receiving better products and pricing over the long-term. Dakin will continue to provide the personal service our customers have come to expect, plus, they offer more locations and expanded hours of operation.”

Dave Beckett, President of Dakin, commented “We are excited to have Altemeier Oliver join our agency.” He continued, “Like Dakin, they have a strong tradition of representing quality insurance companies and providing excellent service to their customers. We will continue this tradition.”

About Dakin Insurance

Dakin Insurance Agency, Inc., founded in 1876, is a subsidiary of LCNB Corp. headquartered in Lebanon, Ohio. Dakin is a full-service independent insurance agency with five offices serving Butler, Clermont, Clinton, Hamilton, Montgomery and Warren Counties in Ohio, and provides individuals and businesses with auto, property, casualty, life and health insurance products. For more information on Dakin and LCNB, please visit www.dakin-ins.com and www.LCNB.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.

Date: June 1, 2006	By: /s/ Steve P. Foster
Steve P. Foster Chief Financial Officer